Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AXA Enterprise Funds Trust (the “Registration Statement”) of our report dated December 14, 2007, relating to the financial statements and financial highlights which appear in the October 31, 2007 Annual Report to Shareholders of AXA Enterprise Funds Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

February 22, 2008